Exhibit 10 (f)
                         EMC Reinsurance Company              --------------
                         Executive Bonus Program

PURPOSES AND BENEFITS:
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1.  To improve profits, surplus and service in EMC Reinsurance Company.

2. To recognize the effort and contribution to profit by a senior executive of the company.

3. To cause an executive under this Plan to improve the earning of the company - not to be a profit sharing program.

4.  Applicable to the officer who is listed below:

                         Ronnie D. Hallebeck

GENERAL PROGRAM:
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Any bonus payment earned under this program will be paid to the executive in
"4" above about April 15, or as soon as all information is available for the operating year on which to base payments. If there is a disagreement or misunderstanding of the basis for the bonus or in the calculation of the amounts, the decision of the Chief Executive Officer will be final.

UNDERWRITING BONUS BASES:
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Bonus basis is keyed to the combined loss and expense ratio as adjusted by deleting from both premium and loss, all premium and loss development occurring prior to December 31, 1987. Bonus shall be computed alternatively under Scale A and Scale B following. The scale producing the better results for the executive shall apply. Calculations will be to the nearest `1/10th of 1%.

Scale A: If the combined ratio is 100 or higher, no bonus is payable under this scale. If combined ratio is below 100, the 33 1/3 of the bonus potential is earned for each point below 100; i.e., a 97 or better would earn 100% bonus potential.

Scale B: Keyed to performance compared to the reinsurance industry, and will be computed as follows. If the combined ratio is equal to or worse than that of the industry, no bonus is payable under this scale. For every point by which the combined ratio is below that of the industry, 33 1/3 of bonus potential is earned; i.e., if the combined ratio is three points better than the industry, 100% bonus potential is earned. The reinsurance industry combined ratio published in the second quarter by the Reinsurance Association of America shall be used to compute under this scale.

The adjusted combined loss and expense ratio of the company as defined for purposes of calculation under this plan may be modified by reserve adjustments or corrections only by approval of the Senior Executive Compensation Committee.

NOTE: Potential bonus under this plan is 35% of base annual salary for the ----- program year.

ADMINISTRATION:
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1.  An executive must have been on the payroll a minimum of six months before he or she is eligible for a bonus payment.

2. An executive leaving the Companies before the established date for the payment of bonuses will not be paid a bonus.
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3.  An executive retiring or becoming deceased or disabled before the established date for the payment of bonuses will receive a bonus on the basis of the portion of the year he or she is on the payroll.

4. If an executive is promoted during the year and given a salary increase, the bonus will be pro-rated on the basis of the salaries paid for the specific position.

5. Deductions for Federal and State income taxes and FICA, if applicable, will be made from each bonus on the basis of IRS regulations.

6. As a general rule, no bonus will be paid if there is not an increase in surplus for the year; however, even in the event of no increase in surplus, before making a recommendation to pay or not pay a bonus, the Senior Officers Compensation Committee will take into consideration a number of factors that have a direct relationship to surplus. Examples of factors to be considered would be the following:

    a.) The direction and degree that surplus has moved in the property and casualty reinsurance industry as a whole.

    b.) The existence or absence of an excessive number and the dollar size, of natural catastrophes.

    c.) The Company's reserving policy and the experience of the adequacy or inadequacy thereof.

    d.) Trends in the equity and fixed income markets as reflected by the major market indexes.

    e.) The nature of securities transactions; the reasoning for them and the short and long-term effects thereof.
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